Exhibit 99.1

Contact:
Emily Parker
ViaSat Inc.
+1 760-476-2242
News	www.viasat.com
ViaSat Announces Fiscal Third Quarter and Year-to-Date Results
Carlsbad, CA — February 10, 2009 — ViaSat Inc. (NASDAQ: VSAT), a producer of innovative satellite and other wireless communications and networking systems, announced financial results for the third quarter ended January 2, 20091. The fiscal third quarter results include net new contract awards of $143.1 million and revenues of $150.4 million. Year-to-date, ViaSat reported net new contract awards of $604.5 million and revenues of $462.6 million, both records. For the third quarter, the company also reported net income of $0.43 per share on a diluted non-GAAP basis or $0.34 per share on a diluted GAAP basis, both quarterly records. Year-to-date, the company reported net income of $1.11 per share on a diluted non-GAAP basis or $0.82 per share on a diluted GAAP basis.
     “Overall, we are very pleased with our business situation in the context of the macro economic environment,” said Mark Dankberg, ViaSat CEO and chairman. “Our earnings and cash generation have been consistent with our plans. Exceptionally strong year to date contract awards, combined with more cautious spending and careful contract backlog management, lend confidence to maintaining our outlook for continued revenue and earnings growth this year and next.”
Financial Results1

			First 9 Mos.	First 9 Mos.
(In millions, except per share data)	Q3 FY09	Q3 FY08	FY09	FY08
Revenues	$150.4	$152.1	$462.6	$427.2
Net income	$10.7	$10.2	$26.2	$23.0
Diluted per share net income	$0.34	$0.32	$0.82	$0.71
Non-GAAP net income [2]	$13.7	$12.9	$35.3	$30.9
Non-GAAP diluted net income per share [2]	$0.43	$0.40	$1.11	$0.96
Fully diluted weighted average shares	31.7	32.5	31.8	32.3

New orders/Contract awards	$143.1	$136.0	$604.5	$461.5
Sales backlog	$516.4	$422.9	$516.4	$422.9

[1]	ViaSat uses a 52 or 53 week fiscal year which ends on the Friday closest to March 31. ViaSat’s quarters for fiscal year 2009 end on June 27, 2008, October 3, 2008, January 2, 2009 and April 3, 2009. Fiscal year 2009 is a 53 week year, compared with a 52 week year in fiscal year 2008. The second quarter of fiscal year 2009 included one additional week for a total of 14 weeks. ViaSat does not believe the extra week results in a material impact on its financial results.

[2]	All non-GAAP numbers have been adjusted to exclude the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. A reconciliation of specific adjustments to GAAP results for these periods is included in the “Reconciliation Between Net Income on a GAAP Basis and Non-GAAP Basis” table contained in this release. A description of our use of non-GAAP information is provided below under “Use of Non-GAAP Financial Information.”
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ViaSat News	2
Government Systems Segment
     The Government Systems segment posted quarterly revenues of $93.8 million for the third quarter of fiscal 2009, a 10.4% increase over the third quarter of fiscal year 2008. The growth was primarily related to higher revenues for next generation military satellite communication systems and information assurance development programs, offset by decreased revenues from our majority-owned subsidiary, TrellisWare. New contract awards in our Government Systems segment for the third quarter of fiscal year 2009 were $39.9 million.
Commercial Networks Segment
     For the Commercial Networks segment, revenues were $54.2 million for the third quarter of fiscal 2009, a 17.1% decrease from the third quarter of fiscal year 2008. The revenue decrease was primarily due to a reduction in consumer broadband product sales offset by increased sales related to mobile satellite systems. New contract awards in our Commercial Networks segment for the third quarter of fiscal year 2009 were $101.5 million.
Satellite Services Segment
     Our Satellite Services segment contributed revenues of $2.4 million for the third quarter of fiscal 2009, which was a 37.9% increase from the same period last year. New contract awards in our Satellite Services segment for the third quarter were $1.7 million.
Selected Third Quarter 2009 Business Highlights
•	Signed launch services contract with Arianespace for ViaSat-1, our high-capacity Ka-band spot beam satellite. The launch is scheduled for the first half of 2011 from the Guiana Space Center, Europe’s Spaceport in Kourou, French Guiana.

•	Received a subcontract modification for over $28 million from The Boeing Company for communication equipment for U.S. Government secure strategic and tactical communications relating to the Family of Advanced Beyond-line-of-sight Terminals (FAB-T) program.

•	Received a contract for a large international commercial VSAT network. A more detailed announcement of this award is pending approval by our customer and execution of some funding documents.

•	Continued shipments of our SurfBeam® satellite modems to Eutelsat Communications as it expanded its Tooway™ consumer broadband satellite service through new distributors Telecable in Asturias (northern Spain) and FASTWEB in Italy.

•	ArcLight® airborne broadband system passed 100,000 flight hours for its broadband service to business aircraft. The Ku-band satellite service, the only one licensed by the FCC, offers faster speeds at a lower cost than either cellular or other satellite alternatives, as well as better service in congested airspace.
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•	Global mobile Ku-band satellite network coverage expanded to include Alaska, the west coasts of Canada and the United States, Hawaii, and parts of Asia along with distribution partner KVH Industries.
Safe Harbor Statement
     This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements that refer to maintaining our outlook for continued revenue and earnings growth this year and next. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “may,” “will,” “should,” “could,” “anticipates” or “intends” or the negative of such terms or other comparable terminology. ViaSat wishes to caution you that actual results could differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ include: continued turmoil in global financial markets and economies; the availability and cost of credit; the ability to have manufactured or successfully launch ViaSat-1, our first broadband satellite, or implement our related satellite service; our ability to successfully develop, introduce and sell new products and enhancements; reduced demand for our products as a result of continued constraints on capital spending by our customers; our reliance on U.S. Government contracts; changes in relationships with, or the financial condition of, key customers or suppliers; recent disruptions in the geopolitical environment in many parts of the world; increased price competition for our products; and other factors affecting the communications industry generally. In addition, ViaSat refers you to the risk factors contained in its SEC filings available at www.sec.gov, including without limitation, the most recent ViaSat Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These documents contain and identify other important factors that could cause actual results to differ materially from those contained in our projections or forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements for any reason.
Conference Call
     ViaSat Inc. will host a conference call on Tuesday, February 10, 2009, at 5:00 p.m. Eastern Time, to discuss the results for the third quarter of fiscal year 2009. The dial-in number is (877) 856-1960 in the U.S. and (719) 325-4810 internationally. A replay of the conference call will be available from 8:00 p.m. ET through midnight Saturday, March 14 by dialing (888) 203-1112 for U.S. callers and (719) 457-0820 for international callers, and entering the passcode 4247928. You can also access our conference call webcast and other material financial information discussed on our conference call (including any information required by Regulation G) on the
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Investor Relations section of our website at www.viasat.com. The call will be archived and available on that site for approximately one month immediately following the conference call.
About ViaSat (www.viasat.com)
     ViaSat produces innovative satellite and other digital communication products that enable fast, secure and efficient communications to any location. The company provides networking products and managed network services for enterprise IP applications; is a key supplier of network-centric military communications and encryption technologies to the U.S. government; and is the primary technology partner for gateway and customer-premises equipment for consumer and mobile satellite broadband services. The company has five subsidiaries: US Monolithics, Efficient Channel Coding, Enerdyne Technologies, Intelligent Compression Technologies and JAST. These companies design and produce complementary products such as monolithic microwave integrated circuits, DVB-S2 satellite communication components, video data link systems, data acceleration and compression products and mobile satellite antenna systems. ViaSat has locations in Carlsbad, CA, and Duluth, GA, along with its Comsat Laboratories division in Germantown, MD. Additional offices are located in Boston, MA, Baltimore, MD, Washington DC, Tampa, FL, Gilbert, AZ, Australia, China, India, Italy, and Spain.
Use of Non-GAAP Financial Information
To supplement ViaSat’s consolidated financial statements presented in accordance with GAAP, ViaSat uses non-GAAP net income, a measure ViaSat believes is appropriate to enhance an overall understanding of its past financial performance and prospects for the future. Non-GAAP net income excludes the effects of acquisition charges (amortization of intangible assets) and non-cash stock-based compensation expenses. We believe the non-GAAP results provide useful information to both management and investors by excluding specific expenses that we believe are not indicative of our core operating results. In addition, since we have historically reported non-GAAP results to the investment community, we believe the inclusion of non-GAAP numbers provides consistency in our financial reporting and facilitates comparisons to the company’s historical operating results. Further, these adjusted non-GAAP results are among the primary indicators that management uses as a basis for planning and forecasting in future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for measures of financial performance prepared in accordance with generally accepted accounting principles. A reconciliation of specific adjustments to GAAP results is provided in the “Reconciliation Between Net Income on a GAAP Basis and Non-GAAP Basis” table contained in this release.
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ViaSat News	5
Tooway is a trademark of Eutelsat Communications, S.A.

SurfBeam and ArcLight are registered trademarks of ViaSat Inc.

Comsat Labs and Comsat Laboratories are tradenames of ViaSat Inc. Neither Comsat Labs nor Comsat Laboratories is affiliated with COMSAT Corporation. “Comsat” is a registered trademark of COMSAT Corporation.

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ViaSat News	6
Condensed Consolidated Statement of Operations
(Unaudited)
(In thousands, except per share data)

	Three months ended		Nine months ended
	January 2, 2009	December 28, 2007	January 2, 2009	December 28, 2007
Revenues	$150,362	$152,053	$462,603	$427,240
Operating expenses:
Cost of revenues	105,529	105,842	329,100	306,751
Selling, general & administrative	23,952	20,920	72,986	59,074
Independent research and development	6,985	8,405	23,481	24,215
Amortization of intangible assets	2,337	2,389	7,017	7,173

Income from operations	11,559	14,497	30,019	30,027
Interest, net	(19)	1,309	1,074	3,856

Income before income taxes and minority interest	11,540	15,806	31,093	33,883
Provision for income taxes	914	4,803	4,822	9,863
Minority interest in net (loss) earnings of subsidiary, net of tax	(40)	778	56	1,029

Net Income	$10,666	$10,225	$26,215	$22,991

Diluted net income per share	$0.34	$0.32	$0.82	$0.71

Diluted common equivalent shares	31,699	32,458	31,826	32,309

AN ITEMIZED RECONCILIATION BETWEEN NET INCOME ON A GAAP BASIS AND NON-GAAP BASIS IS AS FOLLOWS:

GAAP net income	$10,666	$10,225	$26,215	$22,991
Amortization of intangible assets	2,337	2,389	7,017	7,173
Stock-based compensation expense:	2,532	1,857	7,581	5,550
Income tax effect	(1,852)	(1,620)	(5,509)	(4,831)

Non-GAAP net income	$13,683	$12,851	$35,304	$30,883

Non-GAAP diluted net income per share	$0.43	$0.40	$1.11	$0.96

Diluted common equivalent shares	31,699	32,458	31,826	32,309
Condensed Consolidated Balance Sheet
(Unaudited)
(In thousands)

	January 2, 2009	March 28, 2008
Assets
Current Assets:
Cash and S-T investments	$63,711	$125,219
Accounts receivable, net	166,149	155,484
Inventory	62,391	60,326
Deferred income taxes	18,664	18,664
Other current assets	21,383	15,933

Total current assets	332,298	375,626

Goodwill	66,407	66,407
Other intangible assets, net	18,460	25,477
Property and equip, net	145,644	64,693
Other assets	21,986	18,891

	$584,795	$551,094

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$53,357	$52,317
Accrued liabilities	66,679	75,058
Line of credit	—	—

Total current liabilities	120,036	127,375

Other liabilities	18,693	17,290

Total liabilities	138,729	144,665

Minority interest	3,823	2,289

Total stockholders’ equity	442,243	404,140

	$584,795	$551,094